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                                                        Exhibit 15.1






January 21, 2002



The Board of Directors
Washington Trust Bancorp, Inc.
Westerly, Rhode Island

Re: S-4 Registration Statement

With respect to the registration statement to be filed on or about January 23, 2002, we acknowledge our awareness of the use therein of our reports dated April 19, 2001, except as to Note 6 which is dated May 14, 2001, July 19,
2001 and October 18, 2001 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


                                        /s/ KPMG LLP